Exhibit 10.1(a)

                    , 2006

Dekania Corp.

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center, 25th Floor

New York, NY 10080

Maxim Group LLC

405 Lexington Avenue

New York, New York 10174

Re:	Initial Public Offering of Dekania Corp.

Ladies and Gentlemen:

In consideration of the proposed transaction pursuant to which Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Maxim Group LLC (collectively with Merrill Lynch, the “Representatives”) will act as representatives of the underwriters in an initial public offering of the securities of the Company (“IPO”), the undersigned corporate sponsor and majority stockholder (the “Sponsor”) of Dekania Corp. (the “Company”) hereby agrees with the Company and the Representatives as follows (certain capitalized terms used herein are defined in Paragraph 11 hereof):

1. (a) In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the Prospectus (such later date being referred to herein as the “Termination Date”)), the Sponsor shall take all such action reasonably within its power to dissolve the Company and distribute all funds held in the Trust Account to holders of IPO Shares as soon as reasonably practicable after approval thereof by the Company’s stockholders in the manner described in the Prospectus and in accordance with all applicable requirements of the Delaware General Corporation Law. In addition, from and after the Termination Date, the Sponsor will, in accordance with the Company’s amended and restated certificate of incorporation, take all action reasonably within its power to limit the Company’s activities to winding up its affairs and to dissolving the Company and liquidating the Trust Account.

(b) Except with respect to the IPO Shares acquired by the Sponsor in connection with or following the IPO, the Sponsor hereby irrevocably: (i) waives any and all right, title, interest, cause of action or claim of any kind (“Claim”) in or to all funds in the Trust Account and any remaining net assets of the Company upon liquidation of the Trust Account and dissolution of the Company, (ii) waives any Claim the Sponsor may have in the future as a result of, or arising out of, any contracts or agreements with the Company, which Claim would reduce, encumber or otherwise adversely effect the amounts held in the Trust Account and (iii) agrees that the Sponsor will not seek recourse (legal, equitable or otherwise) against the Trust Account for any reason whatsoever, except as otherwise provided for in the agreement establishing the Trust Account with respect to the Sponsor’s option, upon the satisfaction of certain conditions described in the Prospectus, to use interest earned on the funds in the Trust Account to reduce, on a dollar for dollar basis, the principal amount of the Sponsor’s letter of credit for the benefit of the Trust Account.

(c) The Sponsor agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by any vendor, prospective Target Business, Target Business or other individual or entity that is or may be owed money by the Company for services rendered or products sold to the Company, subject to the following limitations: (i) such indemnification will only be made if the Company (with the approval of the Company’s Chief Executive Officer and the vote or written consent of no less than a majority of the Company’s board of directors, including all of its non-independent directors) did not obtain a waiver from such party of such party’s rights or claims to the Trust Account and (ii) such indemnification will be made only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Account below the amount necessary in order for each holder of IPO Shares to receive a liquidation amount of at least $10.00 per IPO Share owned by such holder.

2. In connection with the vote required to consummate a Business Combination, the Sponsor agrees that it will vote: (a) all voting securities of the Company owned by it prior to the Effective Date (the “Insider Shares”) in accordance with the majority of the votes cast by the holders of the IPO Shares, and (b) all voting securities of the Company acquired: (i) in the contemplated private placement of the Company’s units which will occur prior to the Effective Date and (ii) in or following the IPO, in favor of a Business Combination.

3. The Sponsor agrees to escrow the Insider Shares owned by the Sponsor for the period commencing on the Effective Date and ending on the earlier to occur of: (i) the closing by the Company of its initial Business Combination that results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property subsequent to consummation of such Business Combination and (ii) the third anniversary of the Effective Date, in either case subject to the terms of a Stock Escrow Agreement which the Company will enter into with the Sponsor and an escrow agent acceptable to the Company.

4. (a) The Sponsor (on behalf of itself and its non-individual affiliates (including Cohen Brothers, LLC, collectively, the “Affiliates”)) hereby grants to the Company, from the Effective Date until the earlier to occur of: (i) the closing by the Company of its initial Business Combination and (ii) the Termination Date, a right of first refusal relating to any proposed or potential Business Combination with a third party (each, an “Opportunity”) prior to proceeding with any such Opportunity. Each Opportunity must be one that: (A) is consistent with the Company’s business purpose, (B) the Sponsor or any such Affiliate would reasonably seek or propose to pursue and (C) the Sponsor or any such Affiliate may propose to any other entity or person; provided, however, that such right of first refusal shall not apply to a proposed or potential Target Business that has specifically objected, in writing and prior to presentation of such Opportunity to the Company, to a possible Business Combination with the Company.

(b) Prior to proceeding with any such Opportunity, the Sponsor shall first: (A) notify the applicable third parties of the Company’s right of first refusal and (B) give to the Company a detailed written notice (the “Opportunity Notice”) which shall set forth the Opportunity and the key terms relating thereto (including the name of the subject parties, valuation, pricing and payment information and other relevant terms). The Company shall have a thirty (30) day period after receipt of the Opportunity Notice in which to notify the Sponsor, in writing, whether the Company intends to pursue the Opportunity for its own account. If the Company notifies the Sponsor that it intends to pursue the Opportunity, the Sponsor and its Affiliates shall cease their pursuit of the Opportunity and refrain from such pursuit until such time as it has received written notice from the Company that the Company has terminated its involvement with the Opportunity. If the Company notifies the Sponsor in writing during such thirty (30) day period that it is declining to pursue the Opportunity, or if the Company fails to notify the Sponsor within such thirty (30) day period, then the Sponsor and its Affiliates may continue their pursuit of the Opportunity, but only on substantially the same terms as were disclosed in the Opportunity Notice.

5. The Sponsor acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (“NASD”) and is reasonably acceptable to the Representatives that the Business Combination is fair to the Company’s stockholders from a financial perspective.

6. Except as set forth in the Prospectus, neither the Sponsor nor any of its Affiliates will be entitled to receive, and no such entity or individual will accept, at any time, any compensation for services rendered to the Company prior to the consummation of a Business Combination.

7. Neither the Sponsor nor any Affiliate will be entitled to receive or accept a finder’s fee or any other compensation (but excluding reimbursement of reasonable out-of-pocket expenses in connection with the pursuit thereof) in the event the Sponsor or any Affiliate originates a Business Combination.

8. The Sponsor represents and warrants that none of the Sponsor and/or any of its Affiliates:

(a) has been and or is not presently subject to or a respondent in any legal action for, any injunction relating to, or any cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) has ever been found liable for or has been (and is not currently) involved in any judicial, governmental or administrative proceeding: (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person or entity, or (iii) pertaining to any dealings in any securities; and

(c) has been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked or been the subject of or to an Securities and Exchange Commission, NASD or similar regulatory consent decree or other similar disciplinary or regulatory measure.

9. The Sponsor has full right and power, without violating any agreement by which it or its Affiliates are bound, to enter into this letter agreement and to hold securities of the Company. The Sponsor hereby consents to being named in the registration statement of which the Prospectus forms a part.

10. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Sponsor hereby irrevocably: (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York located in New York County or the federal courts of the United States of America for the Southern District of New York,

and irrevocably submits to the jurisdiction of such courts, which jurisdiction shall be exclusive, (ii) waives any objection to the exclusive in personam jurisdiction of such courts and any objection that such courts represent an inconvenient forum and (iii) agrees that service of process upon it in any such action may be made if delivered in person, by courier or overnight delivery service, by telegram, by facsimile transmission or by first class mail, and shall be deemed effectively given upon receipt.

11. As used herein, the following capitalized terms shall have the following meanings:

(a) a “Business Combination” shall mean an acquisition by the Company, by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business or businesses with respect to the insurance industry in the United States, Canada, Bermuda and the Cayman Islands.

(b) “Insiders” means all officers, directors and stockholders of the Company immediately prior to the IPO;

(c) “IPO Shares” means the shares of Common Stock issued in the Company’s IPO;

(d) “Prospectus” means the prospectus relating to the IPO.

(e) “Target Business” means any related or unrelated business or businesses or assets which are or may become the subject of a Business Combination.

(f) “Trust Account” means the trust account in which the proceeds to the Company of the IPO will be deposited and held for the benefit of the holders of the IPO shares, as described in greater detail in the Prospectus.

IN WITNESS WHEREOF, the Sponsor has duly executed and delivered this letter agreement to the Representatives as of the date first written above.

COHEN BROS. ACQUISITIONS, LLC

By: Cohen Brothers, LLC, its sole member

By:
Name:
Title:

[Signature Page to Letter Agreement, dated                     , 2006]

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